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                                                              Exhibit 3(i)(a)(1)

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                       DAISY MANUFACTURING COMPANY, INC.

                              * * * * * * * * * *

     The Board of Directors of Daisy Manufacturing Company, Inc. acting pursuant to Sec. 241 & 245 of the General Corporation Law of Delaware hereby adopts the following Amended and Restated Certificate of Incorporation. The following document amends and restates, in its entirety, the Certificate of Incorporation of Daisy Manufacturing Company, Inc. filed with the Delaware Secretary of State on July 22, 1983. The Board has taken this action to increase the number of authorized shares of Common Stock of the Corporation.

  1.  The name of the corporation is:

                       DAISY MANUFACTURING COMPANY, INC.

  2. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

  3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

  4. The total number of shares of stock which the corporation shall have authority to issue is five hundred thousand (500,000) shares and the par value of each such share is Ten Cents ($0.10).

  5.  The name and mailing address of each incorporator is as follows:

      NAME                          MAILING ADDRESS
      ----                          ---------------

  William H. Kennedy, III           120 East Fourth Street
                                    Little Rock, AR 72201
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  6.  The corporation is to have perpetual existence.

  7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

  8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

  Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

  9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

  I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 10th day of November, 1983.

                                           /s/ William H. Kennedy, III
                                           -----------------------------------
                                           WILLIAM H. KENNEDY, III

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